State of Delaware
Secretary of State
Division of Corporations
Delivered 11:57 AM 04/27/2010
FILED 11:56 AM 04/27/2010
SRV 100427400 - 4220290 FILE

Certificate of Amendment
of
Certificate of Incorporation

Hightower Acquisition Corporation, a corporation organized and existing under and by virtue of the Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Hightower Acquisition Corporation, the following resolution was duly adopted by the Board of Directors setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “FIRST” so that, as amended, said Article shall be and read as follows: “The name of the Corporation is Adelman Enterprises Inc.”

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS THEREOF, said Hightower Acquisition Corporation, has caused this certificate to be signed by its President on this twenty seventh day of April, 2010.

By:	/s/ Charles Adelman
Charles Adelman
President